Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	August 15, 2013
Phone: 408-736-6900 x168

AFOP DECLARES TWO-FOR-ONE STOCK SPLIT

SUNNYVALE, Calif. – August 15, 2013 – Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems, and integrated modules for the optical network equipment market, today announced that its Board of Directors approved a two-for-one stock split of the Company’s Common Stock in the form of a 100% common stock dividend. Shareholders of record as of the close of business on August 30, 2013 will receive one additional share of AFOP common stock for each share then owned. Shares issued pursuant to the stock split will be issued on September 16, 2013.

Peter Chang, President and Chief Executive Officer, commented, “Today’s stock split demonstrates our Company’s commitment to building value for our shareholders and our confidence in the fundamentals and growth potential of both our business and the optical communication industry. In addition, the split is intended to further improve our liquidity and to make our shares more accessible to institutional and individual shareholders.”

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding the expected benefit of the stock dividend, future revenue levels, profits and margins and the time periods thereof, our operational excellence, its impact on margins, and our ability to sustain the same, and our expectations regarding customer demand, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwith, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwith, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2013. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.